UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) July 29, 2005
River Valley Bancorp
(Exact Name of Registrant as Specified in Its Charter)
Indiana	000-21765	35-1984567
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
430 Clifty Drive, P.O. Box 1590, Madison, Indiana		47250-0590
(Address of Principal Executive Offices)		(Zip Code)
(812) 273-4949
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement and
Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On July 29, 2005, Anthony D. Brandon entered into an employment agreement (the “Employment Agreement”) with River Valley Financial Bank (the “Bank”), which is a wholly owned subsidiary of River Valley Bancorp. Also on that date, Mr. Brandon, who is 33, was appointed to the newly created position of Executive Vice President for the Bank. Prior to the appointment, he had served as Vice President of Loan of Administration for the Bank. He continues to serve as Vice President of Loan Administration for River Valley Bancorp.

The Employment Agreement is for a three-year term and extends annually for an additional one-year term to maintain its three-year term if the Bank’s Board of Directors determines to so extend it. Under the Employment Agreement, Mr. Brandon receives an initial annual salary at the rate of $95,000, subject to increases approved by the Board of Directors. The Employment Agreement also provides, among other things, for Mr. Brandon’s participation in other bonus and fringe benefit plans available to other senior management employees.

Mr. Brandon may terminate his employment upon ninety days’ prior written notice to the Bank. The Bank may discharge him for just cause (as defined in the Employment Agreement) at any time or in certain events specified by applicable law or regulations. If the Bank terminates Mr. Brandon’s employment for other than just cause or Mr. Brandon is constructively discharged and such termination does not occur within twelve months after a change in control of the Bank or River Valley Bancorp, the Employment Agreement provides for his receipt of a lump-sum or periodic payment of an amount equal to the sum of (A) his base salary through the end of the then-current term, plus (B) in his sole discretion and in lieu of continued participation in his employer’s fringe benefit plans, cash in an amount equal to the cost of obtaining all health, life, disability and other benefits in which he would otherwise be eligible to participate.

In the event the Bank terminates Mr. Brandon’s employment for other than just cause or he is constructively discharged within twelve months following a change in control of the Bank or River Valley Bancorp, the Employment Agreement provides for his receipt of a lump-sum payment of an amount equal to the difference between (A) the product of 2.99 times his “base amount” (as defined in Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended (“Code”)) and (B) the sum of any other parachute payments, as determined under Section 280G(b)(2) of the Code. If the payments provided for under the Employment Agreement, together with any other payments made to Mr. Brandon by the Bank, are determined to be payments in violation of the “golden parachute” rules of the Code, such payments will be reduced to the largest amount which would not cause the Bank to lose a tax deduction for such payments under those rules. River Valley Bancorp has guaranteed the obligations of the Bank under the Employment Agreement.

The Employment Agreement also provides during Mr. Brandon’s employment and for three years after termination of his employment, except in cases of termination without just cause or constructive discharge, that Mr. Brandon shall not engage in any bank or bank-related business that competes with the business of the Bank for any financial institution within a fifty mile radius of Madison, Indiana. A copy of the Employment Agreement is attached as Exhibit 10.1 to this Report.

Further information regarding Mr. Brandon’s background and education and his appointment as the Executive Vice President of the Bank are set forth in a press release issued August 1, 2005, a copy of which is attached to this Report as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits

	10.1	Employment Agreement, executed July 29, 2005, between River Valley Financial Bank and Anthony D. Brandon

	99.1	Press Release, dated August 1, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Date: August 4, 2005	RIVER VALLEY BANCORP

	By:	/s/ Matthew P. Forrester

	Title:	President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Exhibit Description

10.1	Employment Agreement, executed July 29, 2005, between River Valley Financial Bank and Anthony D. Brandon

99.1	Press Release, dated August 1, 2005